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Exhibit 4.9

AMENDMENT NUMBER FIVE
TO THE
UNIVERSAL COMPRESSION HOLDINGS, Inc.
INCENTIVE STOCK OPTION PLAN

        WHEREAS, Universal Compression Holdings, Inc., a Delaware corporation (the "Corporation"), previously adopted the Universal Compression Holdings, Inc. Incentive Stock Option Plan, as amended (the "Plan");

        WHEREAS, Section 17 of the Plan reserves to the Corporation the right to amend the Plan by action of its Board of Directors (the "Board"); and

        WHEREAS, the Corporation desires to amend the Plan, subject to the approval of the stockholders of the Corporation, to increase the maximum aggregate number of shares available to be granted under the Plan and to delete reference to Capital Harlan Partners III, L.P., its former major shareholder;

        NOW, THEREFORE, pursuant to the power of amendment reserved in Section 17 of the Plan, the Board hereby amends the Plan as follows:

        1.     Section 6 of the Plan is hereby amended in its entirety, effective as of the date of adoption of this Amendment to provide as follows:

          6.     Maximum Shares Available.    The maximum aggregate number of shares available to be granted under the Plan is 6,012,421 shares of Common Stock, and such shares shall be reserved for Options granted under the Plan (subject to adjustment as provided in Section 10(h)).

        2.     Section 10(c) of the Plan is hereby amended in its entirety, effective as of July 23, 2004, to provide as follows:

          (c)   Exercise of Option.    Unless otherwise set forth in the written agreement evidencing the Option, each Option shall become exercisable in accordance with the following schedule:

Years from Grant Date	Amount Exercisable
1 year	33 1/3%
2 years	33 1/3%
3 years	33 1/3%

  Notwithstanding the foregoing, if the written agreement evidencing an Option so provides, the Option shall become immediately exercisable upon: (i) a public offering of Common Stock of the Corporation; (ii) the acquisition by any Person of fifty one percent (51%) or more of the Common Stock of the Corporation; or (iii) a sale of all or substantially all of the assets of the Corporation.

        IN WITNESS WHEREOF, and as evidence of the adoption of this amendment by the Corporation, the undersigned officer being duly authorized has signed this amendment this 23rd day of July, 2004.

UNIVERSAL COMPRESSION HOLDINGS, INC.
By:	/s/ J. MICHAEL ANDERSON J. Michael Anderson Senior Vice President & Chief Financial Officer

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  Exhibit 4.9
AMENDMENT NUMBER FIVE TO THE UNIVERSAL COMPRESSION HOLDINGS, Inc. INCENTIVE STOCK OPTION PLAN